Exhibit 10.1

Execution Version

PARTICIPATION AGREEMENT

Dated as of January 31, 2018

by and between

CFI HENDON HOLDINGS, LLC
(Initial Senior Participant and Servicer)

and

N1 HENDON HOLDINGS, LLC
(Initial Junior Participant)

Hendon

THIS PARTICIPATION AGREEMENT (“Agreement”), dated as of January 31, 2018, by and between CFI HENDON HOLDINGS, LLC, having an address of 515 S. Flower St., 44th Floor, Los Angeles, CA 90071 (together with its successors and assigns in interest, in its capacity as initial owner of the Senior Participation, the “Initial Senior Participant” and in its capacity as Servicer), and N1 HENDON HOLDINGS, LLC, having an address of 515 S. Flower St., 44th Floor, Los Angeles, CA 90071 (together with its successors and assigns in interest, in its capacity as initial owner of the Junior Participation, the “Initial Junior Participant”).
W I T N E S S E T H:
WHEREAS, pursuant to the Mortgage (as defined herein) SE Malls Lender NT-I, LLC (an affiliate of the Initial Junior Participant) originated a certain loan described on the schedule attached hereto as Exhibit A (the “Purchase Schedule”) (the “Mortgage Loan”) to the mortgage loan borrowers described on the Purchase Schedule (collectively, the “Mortgage Loan Borrower”), which is evidenced, inter alia, by a mortgage note (as amended, modified or supplemented, the “Note”) now held by the Initial Junior Participant and secured by first lien mortgages, deeds to secure debt or deeds of trust (collectively, and as amended, modified or supplemented, the “Mortgage”) on multiple parcels of, or estates in, real property located as described on the Purchase Schedule (collectively, the “Mortgaged Property”);
WHEREAS, the Initial Junior Participant has agreed to sell to the Initial Senior Participant and the Initial Senior Participant has agreed to purchase from the Initial Junior Participant a senior participation in the Mortgage Loan as set forth in this Agreement; and
WHEREAS, the Initial Senior Participant and the Initial Junior Participant desire to enter into this Agreement to memorialize the terms under which the Initial Senior Participant is purchasing its Senior Participation in the Mortgage Loan.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree as follows:
Section 1.Definitions. References to a “Section” or the “recitals” are, unless otherwise specified, to a Section or the recitals of this Agreement. Whenever used in this Agreement, the following terms shall have the respective meanings set forth below unless the context clearly requires otherwise. Any term used but not defined herein shall have the meaning given to such term in the Servicing Addendum.
“Affiliate” shall mean with respect to any specified Person (i) any other Person Controlling or Controlled by or under common Control with such specified Person (each, a “Common Control Party”), (ii) any other Person owning, directly or indirectly, ten percent (10%) or more of the beneficial interests in such Person or (iii) any other Person in which such Person or a Common Control Party owns, directly or indirectly, ten percent (10%) or more of the beneficial interests.

“Agreement” shall mean this Participation Agreement, the exhibits and schedule hereto and all amendments hereof and supplements hereto.
“Balloon Payment” shall mean the final payment of principal due on the Mortgage Loan on the maturity date or extended maturity date thereof.
“Bankruptcy Code” shall mean the United States Bankruptcy Code, as amended from time to time, any successor statute or rule promulgated thereto.
“Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which federally insured depository institutions in New York City are authorized or obligated by law, governmental decree or executive order to be closed.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Condemnation Proceeds” shall mean any awards resulting from the destruction or damage of a Mortgaged Property, or from the full or partial condemnation or any eminent domain proceeding or any conveyance in lieu or in anticipation thereof with respect to a Mortgaged Property by or to any governmental or quasi-governmental authority, other than amounts to be applied to the restoration, preservation or repair of a Mortgaged Property.
“Control” shall mean the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. “Controlled by,” “controlling” and “under common control with” shall have the respective correlative meaning thereto.
“Default Interest” shall mean interest on the Mortgage Loan at a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law and (ii) the Interest Rate in effect at the time of occurrence of the Event of Default plus four percent (4%), compounded monthly.
“Defaulted Mortgage Loan Additional Costs” shall mean any non-principal or interest amounts due under the Mortgage Loan, other than Prepayment Premiums, Default Interest or late charges, that are allocable to the Participations; provided that if the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party is the purchaser, the Defaulted Mortgage Loan Purchase Price shall include such amounts and (b) any expenses incurred in enforcing the Mortgage Loan Documents in accordance with this Agreement (including, without limitation, fees and expenses payable or reimbursable to the Servicer, including, without limitation, liquidation fees and workout fees).
“Due Date” shall mean the date on which Monthly Payments are due under the Mortgage Loan; provided that if Monthly Payments are no longer due under the Mortgage Loan (including because of any principal prepayment), the “Due Date” shall mean the fifth (5th) day of each calendar month or, if such day is not a Business Day, the immediately preceding Business Day.

“Event of Default” shall mean, with respect to the Mortgage Loan, an “Event of Default” as defined in the Mortgage Loan Agreement.
“Initial Junior Participant” shall have the meaning assigned to such term in the preamble to this Agreement.
“Initial Senior Participant” shall have the meaning assigned to such term in the preamble to this Agreement.
“Insolvency Proceeding” shall mean any proceeding under Title 11 of the United States Code (11 U.S.C. Sec. 101 et seq.) or any other insolvency, liquidation, reorganization or other similar proceeding concerning the Mortgage Loan Borrower, any action for the dissolution of the Mortgage Loan Borrower, any proceeding (judicial or otherwise) concerning the application of the assets of the Mortgage Loan Borrower for the benefit of its creditors, the appointment of or any proceeding seeking the appointment of a trustee, receiver or other similar custodian for all or any substantial part of the assets of the Mortgage Loan Borrower or any other action concerning the adjustment of the debts of the Mortgage Loan Borrower, the cessation of business by the Mortgage Loan Borrower, except following a sale, transfer or other disposition of all or substantially all of the assets of the Mortgage Loan Borrower in a transaction permitted under the Mortgage Loan Documents; provided, however, that following any such permitted transaction affecting the title to the Mortgaged Property, the Mortgage Loan Borrower for purposes of this Agreement shall be defined to mean the successor owner of the Mortgaged Property from time to time as may be permitted pursuant to the Mortgage Loan Documents; provided, further, however, that for the purposes of this definition, in the event that more than one entity comprises the Mortgage Loan Borrower, the term “Mortgage Loan Borrower” shall refer to any such entity.
“Insurance Proceeds” shall mean amounts paid to the Servicer for the benefit of the Participants by any insurer pursuant to any hazard policy, environmental policy or other insurance policy covering any of the Mortgaged Properties or the Mortgage Loan Borrowers.
“Interest Rate” shall mean the Interest Rate (as defined in the Mortgage Loan Documents).
“Junior Participant” shall mean the Initial Junior Participant, and its successors in interest, or any subsequent holder of the Junior Participation.
“Junior Participation” shall mean the interest of the Junior Participant in the Mortgage Loan, as set forth in this Agreement.
“Junior Participation Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the Junior Participation Principal Balance and the denominator of which is the sum of the Senior Participation Principal Balance and the Junior Participation Principal Balance.
“Junior Participation Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the Purchase Date Junior Participation Principal Balance set

forth on the Purchase Schedule, less any payments of principal thereon or reductions in such amount pursuant to this Agreement.
“Junior Participation Rate” shall mean the Junior Participation Rate set forth on the Purchase Schedule.
“Lender” shall have the meaning assigned to such term in the Mortgage Loan Agreement.
“LIBOR” shall mean LIBOR (as defined in the Mortgage Loan Documents).
“Liquidation Proceeds” shall mean amounts (other than Insurance Proceeds and condemnation awards) received by the Servicer in connection with the liquidation of the Mortgage Loan or any of the Mortgaged Properties, whether through judicial foreclosure, sale or otherwise, other than amounts required to be paid to the Mortgage Loan Borrowers pursuant to law or the terms of the Mortgage Loan..
“Major Decisions” shall mean:
(i)    any modification of, or waiver with respect to, the Mortgage Loan (including the Mortgage Loan Documents) that would result in the extension of the maturity date or extended maturity date thereof, a reduction in the interest rate borne thereby or the monthly debt service payment or a deferral or a forgiveness of interest on or principal of the Mortgage Loan or a modification or waiver of any other term of the Mortgage Loan relating to the amount or timing of any payment of principal or interest or any other sums due and/or payable under the Mortgage Loan Documents or a modification or waiver of any material term of the Mortgage Loan, including but not limited to provisions that restrict the Mortgage Loan Borrower or its equity owners from incurring additional indebtedness or incurring any lien on any of the Mortgaged Property or the personal property related thereto (other than liens permitted pursuant to the Mortgage Loan); provided that with respect to each of the foregoing, only to the extent, if any, that the lender has any rights under the Mortgage Loan Documents with respect to such matters;
(ii)    any waiver of an Event of Default;
(iii)    any transfer of the Mortgaged Property or any portion thereof, or any transfer of any direct or indirect ownership interest in the Mortgage Loan Borrower, except in each case as expressly permitted by the Mortgage Loan Documents;
(iv)    the approval of any material alteration of, the Mortgaged Property (if lender approval is required by the Mortgage Loan Documents and, if so, notwithstanding anything to the contrary set forth herein, subject to the same standard of approval as is set forth in the applicable Mortgage Loan Documents); or

(v)    the approval of any further encumbrance or lien or change in use on or of the Mortgaged Property.
“Monthly Payment” shall mean, with respect to any Monthly Payment Date, the aggregate of the Scheduled Interest Payment and the Scheduled Principal Payment, if any, for such Monthly Payment Date.
“Monthly Payment Date” shall mean the Payment Date (as defined in the Mortgage Loan Documents).
“Mortgage” shall have the meaning assigned to such term in the recitals.
“Mortgage Loan” shall have the meaning assigned to such term in the recitals.
“Mortgage Loan Agreement” shall have the meaning assigned to such term on the Purchase Schedule.
“Mortgage Loan Borrower” shall have the meaning assigned to such term in the recitals.
“Mortgage Loan Borrower Related Party” shall have the meaning assigned to such term in Section 14.
“Mortgage Loan Documents” shall mean, with respect to the Mortgage Loan, the Mortgage, the Note and all other documents now or hereafter evidencing and securing the Mortgage Loan.
“Mortgaged Property” shall have the meaning assigned to such term in the recitals.
“Non-Exempt Person” shall mean any Person, other than a Person who is either (i) a U.S. Person or (ii) has on file with the Servicer for the relevant year such duly-executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Code or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit the Senior Participant to make such payments free of any obligation or liability for withholding.
“Note” shall have the meaning assigned to such term in the recitals.
“Participant” shall mean the Senior Participant or the Junior Participant, as applicable.
“Participation” shall mean the Senior Participation or the Junior Participation, as applicable.
“Participation Register” shall have the meaning assigned to such term in Section 17.

“Percentage Interest” shall mean, with respect to the Senior Participant, the Senior Participation Percentage Interest, and with respect to the Junior Participant, the Junior Participation Percentage Interest, as each may be adjusted from time to time.
“Person” means any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, insurance company, association, joint stock company, bank, trust, estate, unincorporated organization, any federal, state, county or municipal government (or any agency or political subdivision thereof).
“Prepayment Premium” shall mean, with respect to the Mortgage Loan, any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the Mortgage Loan pursuant to the Mortgage Loan Documents, including any exit fee.
“Purchase Date” shall mean the date hereof.
“Purchase Schedule” shall have the meaning assigned to such term in the preamble to this Agreement.
“Remittance Date” shall mean the first Business Day following each Due Date.
“Scheduled Interest Payment” shall mean the scheduled monthly payment of interest on the Mortgage Loan that is due and payable on the Due Date, subject to any modification permitted pursuant to this Agreement.
“Scheduled Principal Payment” shall mean the scheduled monthly payment of principal, if any, on the Mortgage Loan that is due and payable on the Due Date, including the Balloon Payment due and payable on the Maturity Date, subject to any modification permitted pursuant to this Agreement.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Senior Participant” shall mean the Initial Senior Participant, and its successors in interest, or any subsequent holder of the Senior Participation.
“Senior Participation” shall mean the interest of the Senior Participant in the Mortgage Loan, as set forth in this Agreement.
“Senior Participation Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the Senior Participation Principal Balance and the denominator of which is the sum of the Senior Participation Principal Balance and the Junior Participation Principal Balance.
“Senior Participation Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the Purchase Date Senior Participation Principal Balance set forth on the Purchase Schedule, less any payments of principal thereon or reductions in such amount pursuant to this Agreement.

“Senior Participation Purchase Price” shall mean the amount that the Initial Senior Participant is required to pay to the Junior Participant to acquire the Senior Participation, as set forth on the Purchase Schedule.
“Senior Participation Rate” shall mean the Senior Participation Rate set forth on the Purchase Schedule.
“Sequential Pay Event” shall mean any Event of Default with respect to an obligation to pay money due under the Mortgage Loan, any other Event of Default for which the Mortgage Loan is actually accelerated, and any bankruptcy or insolvency event that constitutes an Event of Default.
“Servicer” shall mean the Senior Participant or such replacement servicer selected by the Senior Participant in its sole and absolute discretion.
“Servicing Addendum” shall mean the Servicing Addendum attached hereto as Exhibit D.
“Taxes” shall mean any income or other taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any jurisdiction or by any department, agency, state or other political subdivision thereof or therein.
“Transfer” shall have the meaning assigned to such term in Section 15.
“U.S. Person” shall mean a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, a trust in existence on August 20, 1996 which is eligible to elect to be treated as a U.S. Person).
“Workout” shall mean any written modification, waiver, amendment, restructuring or workout, whether permanent or temporary, of the Mortgage Loan or the Note entered into with the Mortgage Loan Borrower following an Event of Default.
Section 2.    Purchase of Senior Participation; Servicing.
(a)    On the Purchase Date, the Initial Senior Participant shall purchase the Senior Participation for the Senior Participation Purchase Price. Thereafter, the Senior Participant shall be the owner of the Senior Participation. The purchase of the Senior Participation shall be deemed effective as of 11:59 p.m., New York time, on the Purchase Date.
(b)    As further described in Section 5, the Junior Participant acknowledges and agrees that, subject in each case to this Agreement, the Mortgage Loan shall be serviced by the

Servicer in accordance with this Agreement and the Servicing Addendum; provided, however, that the Senior Participant may utilize a subservicer to perform such functions; provided further that the Servicer shall not be obligated to advance monthly payments of principal or interest in respect of the Senior Participation or the Junior Participation not paid by the Mortgage Loan Borrower or otherwise available for payment on or with respect to or in connection with the Mortgage Loan or the Mortgaged Property. Subject to the terms and conditions of this Agreement, the Junior Participant hereby irrevocably and unconditionally consents to the appointment of the Servicer and agrees to reasonably cooperate with the Servicer with respect to the servicing of the Mortgage Loan and the Participations. In no event shall the Servicer be required to enforce the rights of the Junior Participant against the Senior Participant and nothing herein shall be deemed to limit the Servicer in enforcing the rights of the Senior Participant against the Junior Participant; provided, however, this statement shall not be construed to otherwise limit the rights of the Junior Participant as between it and the Senior Participant as hereinafter set forth. Notwithstanding the foregoing, the Junior Participant shall, subject to the terms of this Agreement, at all times, retain legal title to the Mortgage Loan and be the mortgagee and secured party of record for the Senior Participation and the Junior Participation. Notwithstanding any other provision hereof, it is understood and agreed that the Senior Participation shall not represent a direct ownership interest in the Mortgage Loan but that the Senior Participation shall represent a participating beneficial ownership interest (of the type and nature contemplated by 11 U.S.C. Section 541(d) of the Bankruptcy Code) in the Mortgage Loan, the proceeds thereof and the Mortgage Loan Documents, in each case allocable to the Senior Participation as provided herein.
Section 3.    Subordination of Junior Participation; Payments Prior to a Sequential Pay Event. The Junior Participation and the right of the Junior Participant to receive payments of interest, principal and other amounts with respect to such Junior Participation shall at all times be junior, subject and subordinate to the Senior Participation and the right of the Senior Participant to receive payments of interest, principal and other amounts with respect to the Senior Participation as set forth herein. If no Sequential Pay Event, as determined by the Servicer, shall have occurred and be continuing, all amounts tendered by the Mortgage Loan Borrower or otherwise available for payment on or with respect to or in connection with the Mortgage Loan or the Mortgaged Property and all amounts realized as proceeds thereof, whether received in the form of Monthly Payments, the Balloon Payment, Liquidation Proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the Mortgage Loan, Condemnation Proceeds, or Insurance Proceeds (other than proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the Mortgage Loan Borrower in accordance with the terms of the Mortgage Loan Documents), in each case other than amounts for required to be held as reserves or escrows in accordance with the terms of the Mortgage Loan Documents, shall be distributed by the Servicer in the following order of priority without duplication (and payments of the amounts so distributed shall be made on the applicable Remittance Date in accordance with wiring instructions provided by the applicable party to the Servicer at least two (2) Business Days prior to such Remittance Date):
(a)    first, to the Servicer in an amount equal to any unreimbursed costs and expenses paid by the Servicer with respect to the Mortgage Loan pursuant to this Agreement;

(b)    second, to the Senior  Participant in an amount equal to the sum of any unreimbursed costs and expenses paid by the Senior Participant with respect to the Mortgage Loan pursuant to this Agreement;
(c)    third, to the Senior Participant in an amount equal to the accrued and unpaid interest on the Senior Participation Principal Balance at the Senior Participation Rate;
(d)    fourth, to the Junior Participant in an amount equal to the accrued and unpaid interest on the Junior Participation Principal Balance at the Junior Participation Rate;
(e)    fifth, to the Senior  Participant in an amount equal to the Senior Participation Percentage Interest of principal payments received, if any, with respect to the Mortgage Loan, until the Senior Participation Principal Balance has been reduced to zero;
(f)    sixth, to the Junior Participant in an amount equal to the Junior Participation Percentage Interest of principal payments received, if any, with respect to the Mortgage Loan, until the Junior Participation Principal Balance has been reduced to zero; and
(g)    seventh, if any excess amount is available to be distributed in respect of the Mortgage Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(f), any remaining amount shall be paid pro rata to the Senior Participant and the Junior Participant in accordance with their respective Percentage Interests.
Section 4.    Payments Following a Sequential Pay Event. Payments of interest and principal shall be made to the Participants in accordance with Section 3 of this Agreement; provided that, if a Sequential Pay Event, as determined by the Servicer, shall have occurred and be continuing, all amounts tendered by the Mortgage Loan Borrower or otherwise available for payment on or with respect to or in connection with the Mortgage Loan or the Mortgaged Property and all amounts realized as proceeds thereof, whether received in the form of Monthly Payments, any proceeds from the sale or distribution of any REO Property, the Balloon Payment, Liquidation Proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the Mortgage Loan, Condemnation Proceeds, or Insurance Proceeds (other than proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the Mortgage Loan Borrower in accordance with the terms of the Mortgage Loan Documents), in each case other than amounts required by the Mortgage Loan Documents to be continued to be held as reserves or escrows, shall be distributed by the Servicer in the following order of priority without duplication (and payments of the amounts so distributed shall be made on the applicable Remittance Date in accordance with wiring instructions provided by the applicable party to the Servicer at least two (2) Business Days prior to the Remittance Date):
(a)    first, to the Servicer in an amount equal to any unreimbursed costs and expenses paid by the Servicer with respect to the Mortgage Loan pursuant to this Agreement
(b)    second, to the Senior  Participant in an amount equal to the sum of any unreimbursed costs and expenses paid by the Senior Participant with respect to the Mortgage Loan pursuant to this Agreement;

(c)    third, to the Senior Participant in an amount equal to the accrued and unpaid interest on the Senior Participation Principal Balance at the Senior Participation Rate;
(d)    fourth, to the Senior  Participant until the Senior Participation Principal Balance has been reduced to zero and there are no outstanding obligations to the Senior Participant;
(e)    fifth, to the Junior Participant in an amount equal to the accrued and unpaid interest on the Junior Participation Principal Balance at the Junior Participation Rate;
(f)    sixth, to the Junior Participant until the Junior Participation Principal Balance has been reduced to zero and there are no outstanding obligations to the Junior Participant; and
(g)    seventh, if any excess amount is available to be distributed in respect of the Mortgage Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(f), any remaining amount shall be paid pro rata to the Senior Participant and the Junior Participant in accordance with their respective Percentage Interests.
Section 5.    Administration of the Mortgage Loan.
(a)    Pursuant to this agreement, the Junior Participant agrees and acknowledges that the Senior Participant has been irrevocably selected to service the Mortgage Loan and is hereby made the “Servicer” of the Mortgage Loan pursuant to Section 10.3 of the Mortgage Loan Agreement, for all purposes and with all rights, delegations and powers as permitted thereunder; provided, however, that the Senior Participant may utilize a subservicer to perform such functions. Notwithstanding anything to the contrary herein or therein, but subject to the provisions of Section 5(d) requiring approval of Major Decisions by the Junior Participant, this includes an irrevocable power of attorney coupled with an interest, and its proxy, to execute documents or complete any necessary actions (including in foreclosure proceedings, to exercise a power of sale, or with respect to the delivery of a deed in lieu of foreclosure of the Mortgage or lien on such underlying property) on behalf of the “Lender” under the Mortgage Loan Agreement and related Mortgage Loan Documents for all purposes that the Senior Participant or Servicer has hereunder and that the Lender has under the Mortgage Loan Agreement and related Mortgage Loan Documents. Subject to this Agreement (including, but subject to, the provisions of Section 5(d) requiring approval of Major Decisions by the Junior Participant), the Servicer shall have the sole and exclusive authority with respect to the administration of, and exercise of rights and remedies with respect to, the Mortgage Loan, including, without limitation, the sole authority to modify or waive any of the terms of the Mortgage Loan Documents or consent to any action or failure to act by the Mortgage Loan Borrower or any other party to the Mortgage Loan Documents, call or waive any Event of Default, accelerate the Mortgage Loan or institute any foreclosure action or other remedy and the Junior Participant shall not have any voting, consent or other rights whatsoever with respect to the administration of, or exercise of the rights and remedies of the Senior Participant with respect to, the Mortgage Loan. Subject to this Agreement (including the provisions of Section 5(d) requiring approval of Major Decisions by the Junior Participant), the Junior Participant agrees that it shall have no right to, and hereby presently and irrevocably assigns and conveys to the Servicer the rights, if any, that the Junior Participant has to, (i) call or cause the Senior Participant to call an Event of Default under the Mortgage Loan, or (ii) exercise any remedies with respect to the Mortgage Loan or the Mortgage

Loan Borrower, including, without limitation, filing or causing the Senior Participant to file any bankruptcy petition against the Mortgage Loan Borrower. The foregoing provisions of this Section 5(a) shall not limit or modify the rights of the Junior Participant to exercise its rights specifically set forth under this Agreement.
(b)    The administration of the Mortgage Loan shall be governed by this Agreement and the Servicing Addendum. Servicing of the Mortgage Loan shall be carried out by the Servicer pursuant to this Agreement and the Servicing Addendum. Notwithstanding anything to the contrary contained herein, the Senior Participant shall cause the Servicer to service and administer the Mortgage Loan, taking into account the interests of the Senior Participant and the Junior Participant (it being understood that the interest of the Junior Participant is a junior participation interest, subject to the terms and conditions of this Agreement). The foregoing provisions of this Section 5(b) shall not limit or modify the rights of the Junior Participant to exercise its rights specifically set forth under this Agreement.
(c)    Notwithstanding anything to the contrary contained herein, in connection with a Workout of the Mortgage Loan (entered into with the consent of the Participants that are entitled to consent at the time of such Workout pursuant to Section 5(d)), if the Mortgage Loan terms are modified such that (i) the unpaid principal balance of the Mortgage Loan is decreased, (ii) the Interest Rate or scheduled amortization payments on such Mortgage Loan are reduced, (iii) payments of interest or principal on such Mortgage Loan are waived, reduced or deferred or (iv) any other adjustment is made to any of the terms of the Mortgage Loan, all payments to the Senior Participant pursuant to Section 3 and Section 4, as applicable, shall be made as though such Workout did not occur, with the payment terms of the Senior Participation remaining the same as they are on the date hereof, and the Junior Participation shall bear the full economic effect of all waivers, reductions or deferrals of amounts due on the Mortgage Loan attributable to such Workout (up to the amount otherwise due on the Junior Participation). Subject to this Agreement (including the provisions of Section 5(d) requiring approval of Major Decisions by the Junior Participant), in the case of any modification or amendment described above, the Senior Participant, will have the sole authority and ability to revise the payment provisions set forth in Section 3 and Section 4 above in a manner that reflects the subordination of the Junior Participation to the Senior Participation with respect to the loss that is the result of such amendment or modification, including: (i) the ability to increase the Senior Participation Percentage Interest and to reduce the Junior Participation Percentage Interest in a manner that reflects a loss in principal as a result of such amendment or modification; and (ii) the ability to change the Senior Participation Rate and the Junior Participation Rate, as applicable, in order to reflect a reduction in the Interest Rate of the Mortgage Loan, but the Senior Participant shall not be permitted to change the order of the clauses set forth in Sections 3 and 4 hereof. If on any date where LIBOR is required to be determined by the Servicer, but the Servicer is unable to determine LIBOR, the Senior Participation Rate and the Junior Participation Rate will be based on an alternative index and spread chosen by the Servicer in accordance with the provisions of the Mortgage Loan Documents, which reflects, as closely as possible, the original economics among the Participants hereunder.
(d)    Notwithstanding the foregoing, the Servicer shall prior to taking any action that is a Major Decision, (x) notify in writing the Junior Participant of any proposal to take any such actions and (y) receive the written approval of the Junior Participant; provided that if the Junior Participant fails to notify the Servicer of its approval or disapproval of any such proposed action within ten (10) Business Days (or, if the Mortgage provides for a shorter period for Lender to give consent, no later than one (1) Business Day prior to the end of such shorter period) of delivery to the Junior Participant by the Senior Participant of written notice of such a proposed action, together with all information reasonably necessary to make an informed decision with respect thereto, such action by the Servicer (provided that any such notice sent by the Servicer shall contain a statement in bold faced 12 point type to the effect that failure to respond within ten (10) Business Days or such shorter period) shall be deemed to have been approved by the Junior Participant. Notwithstanding the foregoing, the Servicer may take any action before the expiration of the aforementioned ten (10) Business Day period (or such shorter period) if (A) the Servicer has reasonably determined that failure to take such action would violate applicable law and/or the terms of the Mortgage Loan Documents, and (B) it has delivered written notice to the Junior Participant at least two (2) Business Days prior to taking such action (except in cases of emergency, when no prior notice need be sent, in which event the acting party shall so advise the Junior Participant with reasonable diligence of the action taken). Upon reasonable request, the Servicer shall provide the Junior Participant with any information the Servicer possesses regarding Major Decisions, including, without limitation, its reasons for determining to take a proposed Major Decision.
Notwithstanding anything contained in this Section 5(d), the Servicer shall not comply with any advice, consultation or disapproval provided by any Participant, if such advice, consultation or disapproval would (i) require or cause the Servicer to violate any applicable law, (ii) require or cause the Servicer to violate the provisions of this Agreement, (iii)  require or cause the Servicer to violate the terms of the Mortgage Loan, (iv) expose any Participant or their affiliates, officers, directors, employees or agents to any claim, suit or liability, or (v) materially expand the scope of the Servicer’s responsibilities hereunder.
Section 6.    Payment Procedure.
(a)    The Servicer, in accordance with the priorities set forth in Section 3 or 4, as applicable will deposit or cause to be deposited (i) all amounts allocable to the Senior Participation to the Collection Account for the Senior Participation, and (ii) all amounts allocable to the Junior Participation to the Collection Account for the Junior Participation. The Servicer shall deposit such amounts to the applicable account no later than the Business Day next following the date such payment was received by the Servicer from or on behalf of the Mortgage Loan Borrower.
(b)    If the Servicer determines, or a court of competent jurisdiction orders, at any time that any amount received or collected in respect of the Senior Participation or the Junior Participation must, pursuant to any insolvency bankruptcy, fraudulent conveyance, preference or similar law, be returned to the Mortgage Loan Borrower or paid to the Senior Participant, the Junior Participant or the Servicer or paid to any other Person, then, notwithstanding any other provision of this Agreement, the Servicer shall not be required to distribute any portion thereof to such Junior Participant or the Senior Participant, as applicable, and the Junior Participant will promptly on demand by the Servicer repay to the Servicer any portion thereof that the Servicer shall have theretofore distributed to the Junior Participant together with interest thereon at such rate, if any, as the Servicer shall have been required to pay to any Mortgage Loan Borrower, the Senior Participant, the Servicer or such other Person with respect thereto all in accordance with such applicable law.
(c)    If, for any reason, the Servicer makes any payment to the Junior Participant before the Senior Participant has received the corresponding payment, and the Servicer is not returned the corresponding payment within five (5) Business Days of its payment to the Junior Participant, the Junior Participant will, at the request of the Senior Participant, promptly return that payment to the Senior Participant.
(d)    The Senior Participant and the Junior Participant each agree that if at any time it shall receive from any sources whatsoever any payment on account of the Mortgage Loan in excess of its distributable share thereof, it will promptly remit such excess to the Senior Participant or the Junior Participant, as applicable, subject to this Agreement. The Senior Participant shall have the right to offset any amounts due hereunder to the Senior Participant from the Junior Participant with respect to the Mortgage Loan against any future payments due to the Junior Participant under the Mortgage Loan; provided that the obligations of the Senior Participant and the Junior Participant under this Section 6 are separate and distinct obligations from one another and in no event shall the Senior Participant enforce the obligations of the Senior Participant against the Junior Participant or the obligations of the Junior Participant against the Senior Participant. The obligations of the Senior Participant and the Junior Participant under this Section 6 constitute absolute, unconditional and continuing obligations.
Section 7.    Limitation on Liability of the Participants. The Senior Participant (including the Servicer) shall have no liability to the Junior Participant with respect to the Junior Participation, except with respect to losses actually incurred due to the gross negligence, willful misconduct or breach of this Agreement on the part of the Senior Participant or the Servicer, as applicable. The Junior Participant shall have no liability to the Senior Participant with respect to the Senior Participation except with respect to losses actually suffered due to the gross negligence, willful misconduct or breach of this Agreement on the part of the Junior Participant.
The Junior Participant acknowledges that the Senior Participant (including the Servicer) may exercise, or omit to exercise, any rights that the Senior Participant or Servicer has in this Agreement in a manner that may be adverse to the interests of the Junior Participant and that the Senior Participant (including the Servicer) shall have no liability whatsoever to the Junior Participant in connection with the Senior Participant’s or Servicer’s rights or any omission by the Senior Participant or Servicer to exercise such rights other than as described above.
Section 8.    Bankruptcy. Subject to Section 5(d), the Junior Participant hereby covenants and agrees that only the Senior Participant (or the Servicer on its behalf) has the right to institute, file, commence, acquiesce, petition under Bankruptcy Code Section 303 or otherwise, or join any Person in any such petition or otherwise invoke or cause any other Person to invoke an Insolvency Proceeding with respect to or against the Mortgage Loan Borrower or seek to appoint a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official with respect to the Mortgage Loan Borrower or all or any part of its property or assets or ordering the winding-up or liquidation of the affairs of the Mortgage Loan Borrower. The Junior Participant further agrees that only the Senior Participant (or the Servicer on its behalf), as creditor, can make any election, give any consent, commence any action or file any motion, claim, obligation, notice or application or take any other action in any case by or against the Mortgage Loan Borrower under the Bankruptcy Code or in any other Insolvency Proceeding. The Junior Participant hereby appoints the Senior Participant (or the Servicer on its behalf) as its agent, and grants to the Senior Participant (or the Servicer on its behalf) an irrevocable power of attorney coupled with an interest, and its proxy, for the purpose of exercising any and all rights and taking any and all actions available to the Junior Participant in connection with any case by or against the Mortgage Loan Borrower under the Bankruptcy Code or in any other Insolvency Proceeding, including, without limitation, the right to file and/or prosecute any claim, vote to accept or reject a plan, make any election under Section 1111(b) of the Bankruptcy Code with respect to the Mortgage Loan, and file a motion to modify, lift or terminate the automatic stay with respect to the Mortgage Loan. The Junior Participant, in its capacity as such, hereby agrees that, upon the request of the Senior Participant (or the Servicer on its behalf), the Junior Participant shall execute, acknowledge and deliver to the Senior Participant (or the Servicer on its behalf) all and every such further deeds, conveyances and instruments as the Senior Participant (or the Servicer on its behalf) may reasonably request for the better assuring and evidencing of the foregoing appointment and grant.
Section 9.    Representations of Initial Senior Participant. The Initial Senior Participant represents, and it is specifically understood and agreed, that it is acquiring its Senior Participation for its own account in the ordinary course of its business and the Junior Participant shall otherwise have no liability or responsibility to the Initial Senior Participant except as expressly provided herein or for actions that are taken or omitted to be taken by the Junior Participant that constitute gross negligence or willful misconduct or that constitute a breach of this Agreement. The Initial Senior Participant represents and warrants that the execution, delivery and performance of this Agreement is within its limited liability company powers, has been duly authorized by all necessary limited liability company action, and does not contravene its certificate of formation or limited liability company operating agreement or any law or any contractual restriction binding upon the Initial Senior Participant, except for such contraventions that in the aggregate would not materially and adversely affect its performance under this Agreement, and that this Agreement is the legal, valid and binding obligation of the Initial Senior Participant enforceable against the Initial Senior Participant in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law. The Initial Senior Participant represents and warrants that it is duly organized, validly existing, in good standing, and in possession of all licenses and authorizations materially necessary to carry on its business, except where failure to be in good standing or possess such licenses and authorizations would not materially and adversely affect its performance under this Agreement. The Initial Senior Participant represents and warrants that (a) this Agreement has been duly executed and delivered by the Initial Senior Participant, (b) to the Initial Senior Participant’s actual knowledge, all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by the Initial Senior Participant have been obtained or made and (c) to the Initial Senior Participant’s actual knowledge, there is no pending action, suit or proceeding, arbitration or governmental investigation against the Initial Senior Participant, in each case an adverse final determination of which would materially and adversely affect its performance under this Agreement.
Section 10.    Representations of the Initial Junior Participant.
The Initial Junior Participant represents and warrants that the execution, delivery and performance of this Agreement is within its limited liability company powers, has been duly authorized by all necessary limited liability company action, and does not contravene the Initial Junior Participant’s certificate of formation or limited liability company operating agreement or any law or material contractual restriction binding upon the Initial Junior Participant, except for such contraventions that in the aggregate would not materially and adversely affect its performance under this Agreement, and that this Agreement is the legal, valid and binding obligation of the Initial Junior Participant enforceable against the Initial Junior Participant in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law. The Initial Junior Participant represents and warrants that it is duly organized, validly existing, in good standing, and in possession of all licenses and authorizations materially necessary to carry on its business, except where failure to be in good standing or possess such licenses and authorizations would not materially and adversely affect its performance under this Agreement. The Initial Junior Participant represents and warrants that (a) this Agreement has been duly executed and delivered by the Initial Junior Participant, (b) to the Initial Junior Participant’s actual knowledge, all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by the Initial Junior Participant have been obtained or made and (c) to the Initial Junior Participant’s actual knowledge, there is no pending action, suit or proceeding, arbitration or governmental investigation against the Initial Junior Participant, in each case an adverse final determination of which would materially and adversely affect its performance under this Agreement. Schedule I hereto represents a true, correct and complete list of all material Mortgage Loan Documents delivered in connection with the Mortgage Loan. True counterpart originals of the Mortgage Loan Documents have been provided by the Initial Junior Participant to the Initial Senior Participant. The Initial Junior Participant currently owns the Mortgage Loan Documents and the related rights therein, and the Mortgage Loan Documents and related rights therein are not, and have not been, pledged, nor assigned, to another party and are not otherwise encumbered. The Mortgage Loan Documents have not been amended, modified, supplemented, or restated, except as set forth on Schedule I hereto, and that, to the Initial Junior Participant’s knowledge, there currently exists no default under any of the Mortgage Loan Documents.
The Junior Participant acknowledges that the Senior Participant and Servicer do not owe the Junior Participant any fiduciary duty with respect to any action taken under the Mortgage Loan Documents and, subject to Section 5(d), need not consult with the Junior Participant with respect to any action taken by the Senior Participant or the Servicer in connection with the Mortgage Loan.

The Junior Participant expressly and irrevocably waives for itself and any Person claiming through or under the Junior Participant any and all rights that it may have under Section 1315 of the New York Real Property Actions and Proceedings Law or the provisions of any similar law which purports to give a junior loan participant the right to initiate any loan enforcement or foreclosure proceedings.
Section 11.    Independent Analysis of the Senior Participant. The Senior Participant acknowledges that it has, independently and without reliance upon the Initial Junior Participant, except with respect to the representations and warranties provided by the Initial Junior Participant herein, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to purchase the Senior Participation and the Senior Participant accepts responsibility therefor. The Senior Participant hereby acknowledges that, other than the representations and warranties provided herein, the Junior Participant has made no representations or warranties with respect to the Mortgage Loan, and that, subject to such representations and warranties as provided by the Junior Participant herein, the Junior Participant shall have no responsibility for (i) the collectability of the Mortgage Loan, (ii) the validity, enforceability or legal effect of any of the Mortgage Loan Documents or the title insurance policy or policies or any survey furnished or to be furnished to the Junior Participant in connection with the origination of the Mortgage Loan, (iii) the validity, sufficiency or effectiveness of the lien created or to be created by the Mortgage Loan Documents, or (iv) the financial condition of the Mortgage Loan Borrower. The Senior Participant assumes all risk of loss in connection with the Senior Participation except as specifically set forth herein.
Section 12.    No Creation of a Partnership or Exclusive Purchase Right. Nothing contained in this Agreement, and no action taken pursuant hereto, shall be deemed to constitute the relationship created hereby among any of the Participants as a partnership, association, joint venture or other entity. The Senior Participant shall have no obligation whatsoever to offer to the Junior Participant the opportunity to purchase a participation interest in any future loans originated by the Senior Participant or its Affiliates and if the Senior Participant chooses to offer to the Junior Participant the opportunity to purchase a participation interest in any future mortgage loans originated by the Senior Participant or its affiliates, such offer shall be at such purchase price and interest rate as such Senior Participant chooses, in its sole and absolute discretion. The Junior Participant shall not have any obligation whatsoever to purchase from the Senior Participant a participation interest in any future loans originated by the Senior Participant or its Affiliates.
Section 13.    Not a Security. The Senior Participation and the Junior Participation shall not be deemed to be a security within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended.
Section 14.    Other Business Activities of the Participants. Each Participant acknowledges that the Participants or their Affiliates may make loans or otherwise extend credit to, and generally engage in any kind of business with, the Mortgage Loan Borrower or any Affiliate thereof, any entity that is a holder of debt secured by direct or indirect ownership interests in the Mortgage Loan Borrower or any entity that is a holder of a preferred equity interest in the Mortgage Loan Borrower (each, a “Mortgage Loan Borrower Related Party”), and receive payments on such other loans or extensions of credit to Mortgage Loan Borrower Related Parties and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect. Notwithstanding the foregoing, a Person’s ownership of a mezzanine loan with respect to the Mortgage Loan Borrower or its Affiliates shall not make such Person a “Mortgage Loan Borrower Related Party,” until such Person has exercised and consummated its right to foreclose thereunder in accordance with the terms of any applicable intercreditor agreement.
Section 15.    Sale of the Junior Participation and the Senior Participation.
(a)    The Junior Participant agrees that it will not sell, assign, transfer, pledge, syndicate, hypothecate, contribute, encumber or otherwise dispose of all or any portion of the Junior Participation (a “Transfer”) without the Senior Participant’s prior written consent, which consent shall be in the Senior Participant’s sole and absolute discretion. If the Junior Participation is held by more than one Junior Participant at any time, the holders of a majority of the Junior Participation Principal Balance of the Junior Participation shall immediately appoint a representative to exercise all rights of the Junior Participation hereunder. The Junior Participant agrees it will pay the expenses of the Senior Participant (including all expenses of the Servicer) in connection with any such Transfer.
(b)    All Transfers under Section 15(a) shall be made upon at least ten (10) days’ prior written notice to the Senior Participant, and each transferee shall (i) execute an assignment and assumption agreement whereby such transferee assumes all or a ratable portion, as the case may be, of the obligations of the Junior Participant hereunder with respect to the Junior Participation from and after the date of such assignment and (ii) agree in writing to be bound by this Agreement. Upon the consummation of a Transfer of all or any portion of the Junior Participation in accordance with this Agreement, the transferring Person shall be released from all liability arising under this Agreement with respect to the Junior Participation (or the portion thereof that was the subject of such Transfer), for the period after the effective date of such Transfer. In connection with any such permitted transfer of a portion of the Junior Participation and for all purposes of this Agreement, the Senior Participant need only recognize the majority holder of the Junior Participation (or, if so appointed, a representative pursuant to the terms of clause (a) above) for purposes of notices, consents and other communications between the Senior Participant and such majority holder of the Junior Participation (or, if so appointed, a representative pursuant to the terms of clause (a) above) shall be the only Person authorized hereunder to exercise any rights of the Junior Participant under this Agreement; provided, however, that the majority holder of the Junior Participation (or, if so appointed, a representative pursuant to the terms of clause (a) above) may from time to time designate any other Person as an additional party entitled to receive notices, consents and other communications and/or to exercise rights on behalf of the Junior Participant hereunder by delivering written notice thereof to the Senior Participant, and, from and after delivery of such notice, such designee shall be so authorized hereunder and shall be the only party entitled to receive such notices, consents and such other communications and/or to exercise such rights.
(c)    The Senior Participant shall have the right to Transfer all or any portion of its Senior Participation to any Person without the prior consent of Junior Participant; provided,

however, that following any Transfer of the Senior Participation, the Mortgage Loan continues to be serviced in its entirety pursuant to the terms herein by a servicer unaffiliated with the Mortgage Loan Borrower; and further provided, that any Person to whom the Senior Participation is transferred (i) agrees to assume the obligations and agreements of the Senior Participant pursuant to Section 33 and (ii) demonstrates to the reasonable satisfaction of the Junior Participant that such Person has the ability to fund the Additional Loan; provided that any Affiliate of the Senior Participant is deemed to have sufficient ability for purposes of this clause (ii).
Section 16.    Registration of Transfer. In connection with any Transfer of a Participation Interest, a transferee shall execute an assignment and assumption agreement whereby such transferee assumes all of the obligations of the applicable Participant hereunder with respect to such Participation Interest thereafter accruing and agrees to be bound by the terms of this Agreement, including the restriction on Transfers set forth in Section 15, from and after the date of such assignment. No transfer of a Participation may be made unless it is registered on the Participation Register, and the Servicer shall not recognize any attempted or purported transfer of any Participation in violation of the provisions of Section 15 and this Section 16. Any such purported transfer shall be absolutely null and void and shall vest no rights in the purported transferee. Each Participant desiring to effect such transfer shall, and does hereby agree to, indemnify the Servicer and any other Participant against any liability that may result if the transfer is not made in accordance with the provisions of this Agreement.
Section 17.    Registration of the Senior Participation and the Junior Participation.
(a)    The Servicer shall keep, or cause to be kept, at the Servicer’s offices books (the “Participation Register”) for the registration and transfer of the Participations. The Servicer shall serve as the initial participation registrar and the Servicer hereby accepts such appointment. The names and addresses of the holders of the Participations and the names and addresses of any transferee of any Participation of which the Servicer has received notice, in the form of a copy of the assignment and assumption agreement referred to in Section 16, and which Transfer was not made in violation of Section 15, shall be registered in the Participation Register. The Person in whose name a Participation is so registered shall be deemed and treated as the sole owner and holder thereof for all purposes of this Agreement, except in the case of the Initial Senior Participant and the Initial Junior Participant who may hold their participations through a nominee. Upon request of a Participant, the Servicer shall provide such party with the names and addresses of the Participants.
(b)    If a Senior Participant or the Junior Participant effects a Transfer in accordance with Sections 15 and 16, at the written request of the Senior Participant or the Junior Participant, as applicable (or any transferee of all or any portion of the Senior Participation or the Junior Participation, as applicable), the Servicer, within ten (10) Business Days after such Senior Participant’s or the Junior Participant’s written request therefor, shall issue to such Senior Participant or the Junior Participant, as applicable, and to such transferee(s) one (1) or more participation certificates (each, in substantially the form annexed hereto as Exhibit C), reflecting the ownership interest of such Persons in such Senior Participation or the Junior Participation, as applicable. If the Senior Participant or the Junior Participant is identified on the Participation Register as the holder of any of a Senior Participation or the Junior Participation, as applicable, at the written request of the Senior Participant or the Junior Participant, as applicable, the Servicer, within ten (10) Business Days after such Senior Participant’s or the Junior Participant’s written request therefor, shall also provide replacement participation certificates for any lost participation certificate. The applicable Participant requesting such participation certificate(s) shall reimburse the Servicer for the Servicer’s reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Servicer in connection with the terms of this Section 17(b).
Section 18.    Statement of Intent. The Servicer and each Participant intend that the Participations be classified and maintained as a grantor trust under subpart E, part I of subchapter J of chapter 1 of the Code that is a fixed investment trust within the meaning of Treasury Regulation § 301.7701-4(c), and the parties will not take any action inconsistent with such classification. It is neither the purpose nor the intent of this Agreement to create a partnership, joint venture, “taxable mortgage pool” or association taxable as a corporation among the parties.
Section 19.    No Pledge. This Agreement shall not be deemed to represent a pledge of any interest in any Mortgage Loan by (i) the Senior Participant to the Junior Participant or (ii) the Junior Participant to the Senior Participant. Except as otherwise provided in this Agreement, the Junior Participant shall not have any interest in any property taken as security for any Mortgage Loan (other than to be the named party of record thereon); provided, however, that if any such property or the proceeds of any sale, lease or other disposition thereof shall be received, then the Junior Participant shall be entitled to receive its share of such application in accordance with the terms of this Agreement.
Section 20.    Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
Section 21.    Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
(a)    SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;
(b)    CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR

PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
(c)    AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH A PARTY HEREIN SHALL HAVE BEEN NOTIFIED; AND
(d)    AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.
Section 22.    Modifications. This Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by the parties hereto.
Section 23.    Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Except as provided herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto. Subject to Section 15, each Participant may assign or delegate its rights or obligations under this Agreement. Upon any such assignment, the assignee shall be entitled to all rights and benefits of the Senior Participant or the Junior Participant, as applicable, hereunder, including, without limitation, the right to make further assignments and grant additional participations (in each case subject to Section 15).
Section 24.    Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.
Section 25.    Captions. The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Agreement.
Section 26.    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable laws, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 27.    Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter contained in this Agreement and supersedes all prior agreements, understandings and negotiations between the parties.

Section 28.    Withholding Taxes.
(a)    If the Servicer, Senior Participant or the Mortgage Loan Borrower shall be required by law to deduct and withhold Taxes from interest, fees or other amounts payable to the Junior Participant with respect to the Mortgage Loan as a result of the Junior Participant constituting a Non-Exempt Person, the Servicer or the Senior Participant, as applicable, shall be entitled to do so with respect to the Junior Participant’s interest in such payment (all withheld amounts being deemed paid to the Junior Participant); provided that the Servicer or the Senior Participant, as applicable, shall furnish such Junior Participant with a statement setting forth the amount of Taxes withheld, the applicable rate and other information which may reasonably be requested for purposes of assisting such Junior Participant to seek any allowable credits or deductions for the Taxes so withheld in each jurisdiction in which the Junior Participant is subject to tax.
(b)    The Junior Participant shall and hereby agrees to indemnify the Senior Participant and the Servicer against, and hold the Senior Participant and the Servicer harmless from and against, any Taxes, interest, penalties and attorneys’ fees and disbursements arising or resulting from any failure of the Senior Participant or the Servicer to withhold Taxes from payment made to the Junior Participant in reliance upon any representation, certificate, statement, document or instrument made or provided by the Junior Participant to the Senior Participant or the Servicer in connection with the obligation of the Senior Participant or the Servicer to withhold Taxes from payments made to the Junior Participant, it being expressly understood and agreed that (i) the Senior Participant and the Servicer shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, correctness or validity of the same and (ii) the Junior Participant shall, upon request of the Senior Participant or the Servicer and at its sole cost and expense, defend any claim or action relating to the foregoing indemnification using counsel selected by the Senior Participant or the Servicer, as applicable.
(c)    The Junior Participant represents to the Senior Participant and the Servicer (for the benefit of the Mortgage Loan Borrower) that it is not a Non-Exempt Person and that none of the Senior Participant, the Servicer or the Mortgage Loan Borrower is obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loan or otherwise pursuant to this Agreement. Contemporaneously with the execution of this Agreement and from time to time as necessary during the term of this Agreement, the Junior Participant shall deliver to the Senior Participant and the Servicer, as applicable, evidence satisfactory to the Senior Participant and/or the Servicer substantiating that the Junior Participant is not a Non-Exempt Person and that the Senior Participant and the Servicer are not obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loan or otherwise under this Agreement. Without limiting the effect of the foregoing, (i) if the Junior Participant is created or organized under the laws of the United States, any state thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to the Senior Participant or the Servicer, as applicable, an Internal Revenue Service Form W-9 and (ii) if the Junior Participant is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by the Mortgage Loan Borrower is treated for United States income tax purposes as derived in whole or part from sources within the United States, the Junior Participant shall satisfy the requirements of the preceding sentence by furnishing to the Senior Participant or the Servicer, as applicable, Internal Revenue Service Form W-8ECI, Form W-8IMY (with appropriate attachments) or Form W-8BEN, or successor forms, as may be required from time to time, duly executed by the Junior Participant, as evidence of the Junior Participant’s exemption from the withholding of United States tax with respect thereto. The Senior Participant and the Servicer shall not be obligated to make any payment hereunder to the Junior Participant in respect of its Junior Participation or otherwise until the Junior Participant shall have furnished to the Senior Participant the requested forms, certificates, statements or documents.
Section 29.    Custody of Mortgage Loan Documents. Any originals of all of the Mortgage Loan Documents (other than the Junior Participation) will be (1) provided promptly to the Servicer after the execution of this Agreement and (2) held by the Servicer on behalf of the registered holders of the Participations. The Junior Participant is, and shall continue to be, the mortgagee of record with respect to the Mortgage Loan.
Section 30.    Notices. All notices required hereunder shall be given by (i) telephone (confirmed promptly in writing (but not later than the same day for such notice to be deemed given)) or shall be in writing and personally delivered, (ii) sent by facsimile transmission (during business hours) if the sender on the same day sends a confirming copy of such notice by reputable overnight delivery service (charges prepaid), (iii) reputable overnight delivery service (charges prepaid) or (iv) certified United States mail, postage prepaid return receipt requested, and addressed to the respective parties at their addresses set forth on Exhibit B hereto, or at such other address as any party shall hereafter inform the other party by written notice given as aforesaid. All written notices so given shall be deemed effective upon receipt.
Section 31.    Broker. The Junior Participant and the Senior Participant represent to each other that no broker was responsible for bringing about this transaction.
Section 32.    Certain Matters Affecting the Servicer.
(a)    The Servicer may request and/or rely upon and shall be protected in acting or refraining from acting upon, any officer’s certificate or assignment and assumption agreement delivered to the Servicer pursuant to Section 16;
(b)    The Servicer may consult with counsel and any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such opinion of counsel;
(c)    The Servicer shall be under no obligation to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Participants pursuant to the provisions of this Agreement, unless it has received indemnity reasonably satisfactory to it;
(d)    The Servicer or any of its directors, officers, employees, Affiliates, agents or “control” persons within the meaning of the Act, shall not be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by the Servicer to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;
(e)    The Servicer shall not be bound to make any investigation into the facts or matters stated in any officer’s certificate or assignment and assumption agreement delivered to the Servicer pursuant to Section 16; and
(f)    The Servicer may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, but shall not be relieved of its obligations hereunder.
Section 33.    Junior Participant Acquisition of the Mortgaged Properties; Senior Participant Commitment.
(a)    Notwithstanding anything to the contrary herein, in the event any of the Mortgaged Properties become REO Property acquired by the Junior Participant or an Affiliate (“New Owner”), the Senior Participant agrees to either (at its election and in its sole and absolute discretion) (i) maintain the existing Mortgage Loan with the New Owner as the borrower thereunder and extend the final fully extended maturity date thereunder by an additional two (2) years or (ii) advance (or to cause one or more of its Affiliates to advance), subject to satisfaction of to be agreed upon customary closing conditions, a new mortgage loan to the New Owner under substantially similar terms to the existing Mortgage Loan, which such loan being in a principal amount equal to the Senior Participation Principal Balance.
(b)    Notwithstanding anything to the contrary herein, in connection with either event described in clause (a)(i) or (ii) above occurring, the Senior Participant commits to provide (or to cause one or more of its Affiliates to provide) an additional $10,000,000 loan (the “Additional Loan”) to New Owner on the terms and conditions set forth on Exhibit E hereto.
(c)     If so requested by the Junior Participant, the Senior Participant shall cooperate in all reasonable respects to effectuate the financing arrangements contemplated in this Section 33.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Senior Participant and the Junior Participant has caused this Agreement to be duly executed as of the day and year first above written.
CFI HENDON HOLDINGS, LLC
By:  /s/ Mark M. Hedstrom
Name: Mark M. Hedstrom
Title:Vice President
N1 HENDON HOLDINGS, LLC
By: NorthStar Real Estate Income Trust, Inc., its
sole member
By:  /s/ Jenny B. Neslin
Name: Jenny B. Neslin
Title: General Counsel and Secretary
ACKNOWLEDGED AND AGREED:
CFI HENDON HOLDINGS, LLC, in its capacity as Servicer
By:  /s/ Mark M. Hedstrom
Name: Mark M. Hedstrom
Title: Vice President

EXHIBIT A

PURCHASE SCHEDULE
A.    Description of Mortgage Loan

Mortgage Loan Borrowers:	Each of the parties set forth on Exhibit A to the Mortgage Loan Agreement individually and collectively and jointly and severally
Date of the Mortgage Loan, the Mortgage and Note:	April 11, 2014
Initial Principal Amount of Mortgage Loan:	$150,150,000
Purchase Date Mortgage Loan Principal Balance:	$150,150,000
Mortgage Loan Rate:	6.20% plus the greater of (a) LIBOR for any interest period and (b) 0.25%
Location of Mortgaged Properties:	As set forth on Schedule I to the Mortgage Loan Agreement.
Initial Maturity Date:	May 9, 2019
Mortgage Loan Agreement:
Loan Agreement, dated as of April 11, 2014, among each of the parties set forth on Exhibit A thereto, individually and collectively and jointly and severally, as borrower, and N1 Hendon Holdings, LLC (as successor in interest to SE Malls Lender NT-I, LLC), as lender

A-1

B.    Description of Participation Interests

Senior Participation Purchase Date:	January 31, 2018
Senior Participation Purchase Price:
Shall mean the amount that the Initial Senior Participant is required to pay to the Junior Participant to acquire the Senior Participation on the Senior Participation Purchase Date, as set forth in a certain signed settlement statement, dated as of the Senior Participation Purchase Date, among the Initial Senior Participant and the Initial Junior Participant

Purchase Date Senior Participation Principal Balance:	$65,000,000
Purchase Date Junior Participation Principal Balance:	$85,150,000
Senior Participation Percentage Interest:	43.29%
Junior Participation Percentage Interest:	56.71%
Senior Participation Rate:	6.20% plus the greater of (a) LIBOR for any interest period and (b) 0.25%
Junior Participation Rate:	6.20% plus the greater of (a) LIBOR for any interest period and (b) 0.25%

A-2

EXHIBIT B
Senior Participant and Servicer:

Notice Address:

CFI Hendon Holdings, LLC
515 S. Flower St., 44th Floor
Los Angeles, CA 90071
Attention:  Director, Legal Department
Email: colonylegal@clns.com
Junior Participant:

Notice Address:

N1 Hendon Holdings, LLC
515 S. Flower St., 44th Floor
Los Angeles, CA 90071
Attention:  Director, Legal Department
Email: colonylegal@clns.com

B-1

EXHIBIT C

FORM OF PARTICIPATION CERTIFICATE

[SENIOR][JUNIOR] PARTICIPATION CERTIFICATE
[_________]
[___________________] (the “Servicer”) hereby acknowledges ___________________________ [as nominee for] ___________________________ [(“Senior Participant”)] [(“Junior Participant”)], as the holder of a one-hundred percent (100%) undivided interest in the [Senior] [Junior] Participation (as defined in that certain Participation Agreement, dated as of [January] [__], 2018 (as same may be amended, restated, renewed, supplemented or otherwise modified, the “Participation Agreement”)), among [_____________], as the Initial Senior Participant, and [__________], as the Initial Junior Participant, with respect to a Mortgage Loan in the original principal amount of $150,150,000, evidenced by a certain Note in the original principal amount of $150,150,000.
Capitalized terms not specifically defined herein shall have the respective meanings ascribed thereto in the Participation Agreement.
All of the terms, provisions, covenants and conditions of the agreement between the Servicer and the [Senior] [Junior] Participant regarding the [Senior] [Junior] Participation are set forth in the Participation Agreement. The terms of the Participation Agreement are incorporated herein by reference and shall govern this transaction, including, without limitation, the provisions of Section 15 of the Participation Agreement, regarding Transfers of the [Senior] [Junior] Participation or portions thereof. The obligations under the Participation Agreement are registered obligations and the right, title and interest of any Participant and its assignees in and to such obligations shall be transferable only upon notation of such transfer in the register.
The [Senior] [Junior] Participation shall be construed in accordance with the laws of the State of New York applicable to agreements negotiated, made and to be performed entirely in said State, and the obligations, rights and remedies of the holder hereof shall be determined in accordance with such laws.

C-1

________________________________,
as Servicer

By:	Name: Title:

C-2

EXHIBIT D

SERVICING ADDENDUM
1.    Definitions.    Capitalized terms not otherwise defined in this Servicing Addendum shall have the meaning ascribed thereto in the Agreement to which this Servicing Addendum is attached.
“Collection Account” shall have the meaning assigned to such term in Section 4(b) of this Servicing Addendum.
“Costs” shall mean all out-of-pocket costs, fees (not including any servicing fees of any type), expenses, payments, losses, liabilities, judgments and/or causes of action reasonably suffered or incurred or paid or to be paid by the Servicer pursuant to or in connection with the Loan, the Mortgage Loan Documents, the Mortgaged Property, this Servicing Addendum or otherwise in connection with the Mortgage Loan (but not including any servicing fees of any type) and the servicing, administration and/or enforcement pursuant to the terms of this Servicing Addendum, including, without limitation, reasonable attorneys’ fees and disbursements, real estate taxes and assessments (and other similar taxes affecting the Mortgaged Property or any portion thereof), insurance premiums and other protective advances as more particularly provided in the Mortgage Loan Documents, except for those resulting from the Servicer’s gross negligence or willful misconduct; provided, however, that neither (a) the Servicer’s out-of-pocket costs and expenses relating to the origination of the Loan nor (b) the Servicer’s day-to-day customary and usual, ordinary costs of servicing and administration shall constitute Costs hereunder.
“Defaulted Loan” shall mean a Mortgage Loan with an ongoing Event of Default.
“Final Recovery Determination” shall mean a determination by the Servicer that the Mortgage Loan is a Defaulted Loan and that there has been a recovery of all insurance proceeds, liquidation proceeds and other payments or recoveries that the Servicer has determined will be ultimately recoverable.
“Interest Accrual Period” shall mean the term “Interest Period” as defined in the Mortgage Loan Agreement
“Prime Rate” shall mean the “Prime Rate” in effect from time to time (as published in the “Money Rates” section of The Wall Street Journal or, if such section or publication no longer is available, such other publication as determined by Senior Participant in its reasonable discretion).
“Realized Loss” shall mean, with respect to a Defaulted Loan: (a) if a Final Recovery Determination has been made, an amount (not less than zero) equal to (i) (A) the unpaid principal balance of the Mortgage Loan as of the commencement of the Interest Accrual Period in which the Final Recovery Determination was made, plus (B) without taking into account the amount described in subclause (a)(ii) of this definition, all accrued but unpaid interest on the Mortgage Loan at the related interest rate through the end of the Interest Accrual Period in which the Final Recovery Determination was made (exclusive of any portion thereof that constitutes Default Interest in excess of the mortgage rate, Prepayment Premiums or late payment charges or exit fees), plus (C) any related unreimbursed servicing advances through the end of the Interest Accrual Period in which the Final Recovery Determination was made and any interest on such servicing advances and any interest on any principal and interest advances with respect to the Senior Participation, minus (ii) all payments and proceeds, if any, received with respect to such Mortgage Loan; (b) if any portion of the principal or previously accrued interest (other than Default Interest in excess of the mortgage rate, Prepayment Premiums, late payment charges or exit fees) payable thereunder was canceled in connection with a bankruptcy or similar proceeding involving the Mortgage Loan Borrower or a modification, waiver or amendment of the Mortgage Loan granted or agreed to by the Servicer in accordance with this Servicing Addendum, the amount of such principal and/or interest so canceled; and (c) if the interest rate relating to the Mortgage Loan has been permanently reduced and not recaptured for any period in connection with a bankruptcy or similar proceeding involving the Mortgage Loan Borrower or a modification, waiver or amendment of the Defaulted Loan granted or agreed to by the Servicer in accordance with this Servicing Addendum, the amount of the consequent reduction in the interest portion of each successive periodic payment due thereon. Each Realized Loss shall be deemed to have been incurred on the Remittance Date for each affected periodic payment.
“REO Property” shall mean a Property to which title has been acquired on behalf of the Senior Participant and the Junior Participant through foreclosure, delivery of a deed in lieu of foreclosure or otherwise.
2.    Administration of the Loan Generally.
(a)    The Servicer shall administer the Mortgage Loan in a manner consistent with the terms of this Servicing Addendum, the Mortgage Loan Documents and applicable law. The Servicer shall distribute to each Participant, in accordance with the payment terms of the Agreement, all payments due to such Participant with respect to its Participation, to the extent that funds received in respect of the Mortgage Loan are allocated to amounts due with respect to such Participation; provided, however, that prior to calculating any amount of interest, principal or other amounts due on such date to any party hereto, the Servicer shall allocate any Realized Loss with respect to the Mortgage Loan, first, to reduce the Junior Participation Principal Balance (not below zero), and, thereafter, to reduce the Senior Participation Principal Balance (not below zero).
(b)    (i)    In servicing and administering of the Mortgage Loan, the Servicer shall perform and discharge the following duties:
(A)    The Servicer shall use reasonable efforts to determine whether the Mortgage Loan Borrower is complying with the requirements of the Mortgage within the time frames set forth in this Servicing Addendum. The Servicer shall report to each Participant any non-compliance as promptly as reasonably practicable.
(B)    The Servicer shall use reasonable efforts to determine whether the Mortgage Loan Borrower is complying with the requirements of the Mortgage regarding maintenance of existence. The Servicer shall report to each Participant any non-compliance as promptly as reasonably practicable.
(C)    In connection with any proposed contractual extension of the maturity date pursuant to the terms and conditions of the Mortgage Loan Documents, the Servicer shall use reasonable efforts to determine whether the Mortgage Loan Borrower satisfies all the requisite conditions precedent to any such extension and shall promptly report to each Participant in writing whether such conditions have been satisfied and include all reasonable supporting calculations and assumptions, as applicable.
(D)    The Servicer shall determine LIBOR to be utilized in the calculation of the applicable interest rate under the Note and deliver to the Mortgage Loan Borrower a notification with respect thereto in accordance with the terms of the Note and/or Mortgage Loan Documents. Such notice shall also set forth all amounts, including reserve amounts, due with respect to the Note and Mortgage Loan Documents for each applicable Remittance Date.
(E)    The Servicer shall use reasonable efforts to review the operating statements, financial statements and budgets delivered by the Mortgage Loan Borrower pursuant to the Mortgage as promptly as reasonably practicable and will promptly advise Participants in writing of any material adverse change from prior statements or budgets or any apparent violation of the provisions of the Mortgage shown by the information set forth on the statements and budgets.
(F)    The Servicer shall deliver to each Participant a statement on or before each remittance date under this Servicing Addendum reflecting the Servicer’s calculation of the payment due to each Participant under the terms of the Mortgage Loan Documents.
(G)    The Servicer shall keep and maintain accounting records reasonably acceptable to each of the Participants, upon which shall be recorded all amounts payable to each Participant pursuant to the terms of the Mortgage Loan Documents. Such accounting records shall at all times reflect the current and correct outstanding principal balance of the Note, the Senior Participation and the Junior Participation. In addition, the Servicer shall keep, and furnish copies thereof to each Participant upon request, records setting forth the interest rate payable on the Senior Participation Principal Balance and the Junior Participation Principal Balance, as the case may be, during each Interest Accrual Period relating to the Mortgage Loan and the calculation of the amount of interest (and, if applicable, principal) payable to each Participant during such Interest Accrual Period.

(H)    The Servicer shall keep and maintain records, and shall keep all filings current, with respect to any UCC financing statements filed in connection with the Mortgage Loan.
(I)    The Senior Participant and the Junior Participant acknowledge and agree that the Servicer shall direct the applicable bank to disburse funds from the Collection Account pursuant to this Servicing Addendum and/or Agreement and/or the Mortgage Loan Documents.
(J)    The Servicer shall provide each Participant with copies of any and all written notices, reports or statements the Servicer receives from the Mortgage Loan Borrower.
(ii)    (c)    The Servicer shall dispose of any REO Property utilizing reasonable best efforts to maximize the proceeds of such disposal to the Senior Participant and the Junior Participant (in the best interests of the Senior Participant and the Junior Participant taking into account that the Junior Participation is subordinate to the Senior Participation), if and when the Servicer determines that such disposal would be in the best economic interest of the Senior Participant and the Junior Participant. The Servicer shall manage, conserve, protect and operate each REO Property for the Senior Participant and the Junior Participant solely for the purpose of its prompt disposition and sale.
(A)    If title to the Mortgaged Property is acquired for the benefit of the Senior Participant and the Junior Participant in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of the Servicer (or if approved by the Senior Participant, the Junior Participant) or its nominee on behalf of the Senior Participant and the Junior Participant. The Servicer, on behalf of the Senior Participant and the Junior Participant, shall dispose of any REO Property utilizing reasonable best efforts to maximize the proceeds of such disposal to the Senior Participant and the Junior Participant (as a collective whole) if and when the Servicer determines that such disposal would be in the best economic interest of the Senior Participant and the Junior Participant. The Servicer shall manage, conserve, protect and operate each REO Property for the Senior Participant and the Junior Participant solely for the purpose of its prompt disposition and sale.
(B)    The Servicer shall have full power and authority, subject only to the specific requirements and prohibitions of this Servicing Addendum and Agreement, to do any and all things in connection with any REO Property as are consistent with the terms of this Servicing Addendum, all on such terms and for such period as the Servicer deems to be in the best interests of the Senior Participant and the Junior Participant and, in connection therewith, the Servicer shall only agree to the payment of management fees that are consistent with general market standards or to terms that are more favorable to the Seniors Participant and the Junior Participant. The Servicer shall segregate and hold all revenues received by it with respect to any REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to any REO Property a segregated custodial account (each, an “REO Account”). The Servicer shall deposit or cause to be deposited in the REO Account within one (1) Business Day after receipt all revenues received by it with respect to any REO Property (“REO Proceeds”), and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such REO Property and for other Costs with respect to such REO Property, including:
(1)    all insurance premiums due and payable in respect of any REO Property;
(2)    all real estate taxes and assessments in respect of any REO Property that may result in the imposition of a lien thereon; and
(3)    all costs and expenses reasonable and necessary to protect, maintain, manage, operate, repair and restore any REO Property.
(C)    The Servicer shall contract with an independent contractor, the fees and expenses of which shall be an expense of the Senior Participant and the Junior Participant and payable out of REO Proceeds, for the operation and management of any REO Property, within forty-five (45) days after the Senior Participant’s and the Junior Participant’s acquisition thereof (unless the Senior Participant and the Junior Participant approve otherwise); provided that:
(1)    the terms and conditions of any such contract shall be reasonable and consistent with the terms of this Servicing Addendum and customary for the area and type of property and shall not be inconsistent herewith;
(2)    any such contract shall require, or shall be administered to require, that the independent contractor pay all costs and expenses incurred in connection with the operation and management of such REO Property, including, without limitation, those listed above, and remit all related revenues (net of such costs and expenses) to the Servicer as soon as practicable, but in no event later than thirty days following the receipt thereof by such independent contractor;
(3)    none of the provisions of this subsection (D) relating to any such contract or to actions taken through any such independent contractor shall be deemed to relieve the Servicer of any of its duties and obligations to the Senior Participant and the Junior Participant with respect to the operation and management of any such REO Property; and
(4)    the Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.
(D)    The Servicer shall be entitled to enter into any agreement with any independent contractor performing services for it related to its duties and obligations under this Servicing Addendum for indemnification of such party by such independent contractor, and nothing in this Servicing Addendum shall be deemed to limit or modify such indemnification. When and as necessary, the Servicer shall send to the Senior Participant and the Junior Participant a statement prepared by the Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting rents in respect of, any REO Property.
(E)    With respect to the REO Property which the Servicer has determined to sell, the Servicer shall deliver to the Senior Participant and the Junior Participant an officers’ certificate to the effect that the Servicer has determined to sell such REO Property in accordance with this subsection (F). The Servicer may then offer to sell to any Person the REO Property (and shall on a monthly basis advise the Senior Participant and the Junior Participant in writing of the status of such REO Property) or, subject to the following sentence, purchase any such REO Property (in each case in an amount equal to the outstanding principal balance of the Mortgage Loan plus accrued and unpaid interest through the date of such purchase plus, without duplication, any Defaulted Mortgage Loan Additional Costs). The Servicer shall deliver such officers’ certificate and give the Senior Participant and the Junior Participant not less than ten (10) Business Days’ prior written notice of its intention to sell any REO Property, and the Servicer shall accept the highest offer received from any Person for the REO Property in an amount at least equal to the outstanding principal balance of the Mortgage Loan plus accrued and unpaid interest through the date of such purchase plus, without duplication, any Defaulted Mortgage Loan Additional Costs or, at the Servicer’s option, if it has received no offer at least equal to the outstanding principal balance of the Mortgage Loan plus accrued and unpaid interest through the date of such purchase plus, without duplication, any Defaulted Mortgage Loan Additional Costs, the Servicer may purchase the REO

Property in an amount equal to the outstanding principal balance of the Mortgage Loan plus accrued and unpaid interest through the date of such purchase plus, without duplication, any Defaulted Mortgage Loan Additional Costs.
(F)    In the absence of any such offer or purchase by the Servicer as contemplated by the foregoing paragraph, the Servicer shall accept the highest offer received from any Person that is determined by the Servicer to be a fair price for such REO Property, if the highest offeror is a Person other than an interested Person, or if such offer is determined to be a fair price by the Senior Participant, if the highest offeror is an interested Person; provided that the Servicer shall be entitled to engage, at the expense of the Senior Participant and the Junior Participant (which expense shall be borne on a pro rata basis based upon the Senior Participation Principal Balance and the Junior Participation Principal Balance, respectively), an appraiser to determine whether the highest offer is a fair price; provided further that if the highest offeror is an interested Person, such offer shall not be accepted if it is less than the outstanding principal balance of the Mortgage Loan plus accrued and unpaid interest through the date of such purchase plus, without duplication, any Defaulted Mortgage Loan Additional Costs.
(G)    The Servicer shall not be obligated by either of the foregoing paragraphs or otherwise to accept the highest offer if the Servicer determines that rejection of such offer would be in the best interests of the Senior Participant and the Junior Participant. In addition, the Servicer may accept a lower offer if it determines that acceptance of such offer would be in the best interests of the Senior Participant and the Junior Participant (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable); provided that the offeror is not the Servicer or an Affiliate of the Servicer. The Servicer shall in no event sell the REO Property other than for cash.
(H)    In determining whether any offer received from an interested Person represents a fair price for any REO Property, the Servicer may conclusively rely on the opinion of an appraiser. In determining whether any offer constitutes a fair price for the REO Property, the Servicer (if the highest offeror is not an interested Person) shall take into account, and any appraiser or other expert in real estate matters shall be instructed to take into account, as applicable, among other factors, any updated appraisal previously obtained, the period and amount of any delinquency on the REO Property, the physical (including environmental) condition of the REO Property, the state of the local economy and the Servicer’s obligation to dispose of any REO Property as set forth in Section 2(b)(ii) of this Servicing Addendum.

(I)    Subject to the other provisions of this Section 2(b), the Servicer shall act on behalf of the Senior Participant and the Junior Participant in negotiating and taking other action necessary or appropriate in connection with the sale of the REO Property, including the collection of all amounts payable in connection therewith. Any sale of the REO Property shall be without recourse to, or representation or warranty by, the Servicer or the Senior Participant or the Junior Participant, and, if such sale is consummated in accordance with the duties of the Servicer pursuant to the terms of this Servicing Addendum, no such Person who so performed shall have any liability to the Senior Participant or the Junior Participant with respect to the purchase price therefor accepted by the Servicer.
(J)    Within thirty (30) days after the sale of the REO Property, the Servicer shall provide to the Senior Participant and the Junior Participant a statement of accounting for such REO Property, including without limitation, (i) the date of disposition of the REO Property, (ii) the gross sales price, the selling and other expenses and the net sales price, (iii) accrued interest on the Senior Participation Principal Balance at the applicable Senior Participation Rate, and on the Junior Participation Principal Balance at the Junior Participation Rate, calculated from the date of acquisition to the disposition date, and (iv) such other information as the Senior Participant and the Junior Participant may reasonably request. The Servicer shall file information returns regarding the abandonment or foreclosure of Mortgaged Property with the Internal Revenue Service at the time and in the manner required by the Code.
3.    Enforcement of the Mortgage Loan.
(a)    Subject to the provisions of Section 2 of this Servicing Addendum, the Junior Participant hereby authorizes the Servicer to take legal action to enforce or protect the Junior Participant’s and the Senior Participant’s interests with respect to the Mortgage Loan. If the Servicer, any servicer, trustee or trust fund incurs any liabilities, costs, fees or expenses (including, without limitation, legal fees), or makes any protective or other property advances on behalf of the Mortgage Loan Borrower or other servicing and/or property advances and interest on such advances in connection with the Mortgage Loan, subject to Section 2 of this Servicing Addendum, any actual or proposed amendment or waiver of any term thereof or restructuring or refinancing thereof or with any effort to enforce or protect the Junior Participant’s or the Senior Participant’s rights or interests with respect thereto, then the Servicer shall be reimbursed promptly from payments otherwise distributable to the Junior Participant up to an amount equal to its pro rata share (based upon the Senior Participation Principal Balance and the Junior Participation Principal Balance, respectively), to the extent such costs are not reimbursed by or on behalf of the Mortgage Loan Borrower. Advances will be netted against payments and proceeds of the Mortgage Loan prior to payments to the Senior Participant or the Junior Participant. To the extent any such amounts are not reimbursed by or on behalf of Mortgage Loan Borrower, the Servicer shall be reimbursed promptly from payments otherwise distributable to the Junior Participant up to an amount equal to its pro rata share of such amounts (based upon the Senior Participation Principal Balance and the Junior Participation Principal Balance, respectively). The Junior Participant shall not have any liability under this Section 3 in excess of the value of its Junior Participation or in excess of the payments due to such Junior Participant. To the extent that the Junior Participant advances any such costs prior to their being reimbursed by or on behalf of the Mortgage Loan Borrower and such costs are subsequently recovered by the Servicer, the Junior Participant shall receive a pro rata reimbursement from such recovery (based upon the respective amounts of such advances funded by the Junior Participant and the Servicer, respectively); provided that such recovery shall be payable, first, to the Servicer, and, thereafter, to the Junior Participant (in that order), in each case up to the amount of such costs actually paid by the Servicer and the Junior Participant, as the case may be.
(b)    Notwithstanding any other provision contained in this Servicing Addendum, neither the Senior Participant nor the Junior Participant shall have any obligation to make any principal and/or interest advance with respect to any Participation.
(c)    Notwithstanding any other provision contained in this Servicing Addendum, the Servicer shall cooperate in all reasonable respects to effectuate the financing arrangements contemplated in Section 33 of the Participation Agreement.
4.    Collection Account.
(a)    The Servicer shall administer any cash management accounts, deposit account control agreements, securities account control agreements and/or any other similar agreements in accordance with the terms of the Mortgage Loan Documents and, on behalf of the Participants, enforce the provisions of such agreements.
(a)    Prior to the date hereof, the Servicer established or caused to be established and maintains one or more custodial accounts (each, a “Collection Account”) in trust for the benefit of the Participants, as their interests may appear, which shall at all times be entitled “CFI Hendon Holdings, LLC, as Servicer, for and on behalf of the Participants in accordance with that Participation Agreement, dated January 31, 2018, Collection Account”. Amounts on deposit in the Collection Account shall be invested at the direction of the Servicer. Interest or other income earned on funds in the Collection Account will be paid to pro rata to the Senior Participant and the Junior Participant in accordance with their respective Percentage Interests. The Servicer shall transfer, or cause to be transferred, to the Collection Account amounts representing the following payments and collections received or made on or with respect to the Mortgage Loan:
(i)    all payments on account of principal on the Mortgage Loan;
(ii)    all payments on account of interest on the Mortgage Loan;
(iii)    any amount representing reimbursements by the Mortgage Loan Borrower of expenses of the Servicer as required by the Mortgage Loan Documents or this Agreement; and

(iv)    any other amounts paid under the Mortgage Loan.
All unscheduled payments received by the Servicer shall be caused to be deposited into the Collection Account.

EXHIBIT E

SENIOR PARTICIPANT ADDITIONAL LOAN TERMS AND CONDITIONS

In the event the Additional Loan closes, the terms and conditions contained herein shall be superseded by the final definitive loan documents in their entirety.

Loan Amount:
$10,000,000 plus an amount equal to the amount of any payments of principal made on the Mortgage Loan prior to the time New Owner takes title to the Mortgaged Properties. The Additional Loan may be drawn at once or periodically.

Borrower:	New Owner.

Maturity Date:	The final fully extended maturity date under the Mortgage Loan plus an additional two (2) years.

Amortization:	Same as the Mortgage Loan.

Interest Rate:	Same as the Mortgage Loan.

Purpose:
Solely for capital expenditures, building improvements, tenant improvements, leasing commissions, necessary expenses (to be determined by the Senior Participant) and administrative costs of conversion to equity.

Minimum Draw:	$100,000.

Draw Conditions:
Customary draw conditions for a mortgage loan facility of this type, including (a) delivery of due diligence information satisfactory to Senior Participant, (b) payment of any customary fees and expenses charged by Senior Participant, (c) the execution and delivery of definitive documentation by New Owner in a form and substance satisfactory to Senior Participant, (d) compliance with customary representations and warranties, (e) satisfactory surveys, title insurance policies and/or title endorsements, as applicable, (f) satisfactory insurance coverage, (g) certified New Owner organizational documents and good standings, (h) satisfactory and customary opinions from New Owner’s counsel, (i) satisfactory payment of taxes, and (j) any other approvals, opinions, documents and information as are customary for loan transactions of this type.

Other terms:	Same as the Mortgage Loan.

E-1

SCHEDULE I
MORTGAGE LOAN DOCUMENTS
Capitalized terms used, but not defined on this Schedule I shall have the meanings assigned to them in the Agreement to which this Schedule I is attached, or in the Mortgage Loan Agreement referred to on the Purchase Schedule therein. Except as otherwise indicated, all of the Mortgage Loan Documents are dated as of April 11, 2014. The Mortgage Loan Documents were previously assigned to (1) NS Income DB Loan – Series III, a series of NS Income DB Loan, LLC, a Delaware limited liability company, pursuant to documentation dated on or around April 11, 2014 and (2) the existing Lender pursuant to documentation dated on the date hereof.

1.	Mortgage Loan Agreement;

2.	Guaranty;

3.	Environmental Indemnity;

4.	Mirilashvili Guaranty;

5.	Note;

6.
Mortgage (as corrected with respect to the Mortgage entered into regarding the Mortgaged Property in Georgia by that certain Corrective Assignment and Assumption of Interest under Deed to Secure Debt, Assignment of Leases and Rents, Security Agreement and Fixture Filing to be submitted for recordation in Athens-Clarke County, Georgia as of the date hereof);

7.
Each Assignment of Leases and Rents from each borrower to Lender (as corrected with respect to the Assignment of Leases and Rents entered into regarding the Mortgaged Property in Georgia by that certain Corrective Assignment and Assumption of Interest under Assignment of Leases and Rents to be submitted for recordation in Athens-Clarke County, Georgia as of the date hereof);

8.	Assignment of Agreements, Licenses, Permits and Contracts from Mortgage Loan Borrower to Lender;

9.	Lockbox Account Agreement;

10.	Cash Management Agreement;

11.	Assignment of Management Agreement and Subordination of Management Fees from Manager, Mortgage Loan Borrower, Borrower Representative in favor of Lender;

12.	Pledge Agreement;

Schedule I-1

13.	Securities Agreement (dated as of June 23, 2014);

14.	Securities Account Sole Control Agreement (dated as of June 23, 2014) by and between NOGA, Assignor, Credit Suisse Securities (USA) LLC and Pershing LLC;

15.	Post Closing Agreement among Lender, Mortgage Loan Borrower and Guarantor;

16.
UCC Financing Statement, naming Florida Borrower, as debtor and Original Lender, as secured party recorded on April 14, 2014 with the Clerk of the Court, Bay County, Florida, at Book 3600, Page 501 (as assigned by Original Lender to Assignor pursuant to that certain UCC Financing Statement Amendment, recorded on May 15, 2014 with the Clerk of the Court, Bay County, Florida, at Book 3608, Page 1238);

17.
UCC Financing Statement naming Georgia Borrower as debtor and Original Lender as secured party recorded on April 15, 2014 with the Clerk of the Superior Court, Clarke-Athens County, Georgia, at Book 04207, Page 0450-0461 (as assigned by Original Lender to Assignor pursuant to that certain UCC Financing Statement Amendment, recorded on May 23, 2014 with the Clerk of the Superior Court, Clarke-Athens County, Georgia at Book 04218, Page 0521-0531);

18.
UCC Financing Statement naming Tennessee Borrower as debtor and Original Lender as secured party recorded on April 16, 2014 in the office of the Register of Deeds for Davidson County, Tennessee, at 20140416-0031990 (as assigned by Original Lender to Assignor pursuant to that certain UCC Financing Statement Amendment, recorded on May 15, 2014 in the office of the Register of Deeds for Davidson County, Tennessee, at 20140515-0041713);

19.
UCC Financing Statement naming Borrower (other than KDI PANAMA OUT PARCEL, LLC) as debtor and Original Lender as secured party filed on April 15, 2014 with the Clerk of the Superior Court, Clarke County, Georgia at UCC Control #0292014000500 (as assigned by Original Lender to Assignor pursuant to that certain UCC Financing Statement Amendment, filed on May 23, 2014 with the Clerk of the Superior Court, Clarke County, Georgia at UCC Control #0292011000665);

20.
UCC Financing Statement naming KDI Hendon Holding Company, LLC as debtor and Original Lender as secured party filed on April 15, 2014 with the Clerk of the Superior Court, Clarke County, Georgia at UCC Control #0292014000499 (as assigned by Original Lender to Assignor pursuant to that certain UCC Financing Statement Amendment, filed on May 23, 2014 with the Clerk of the Superior Court, Clarke County, Georgia at UCC Control #0292014000666);

21.	Escrow Agreement by and among Haynes and Boone, LLP, Mortgage Loan Borrower and First American Title Insurance Company;

22.	Loan Policy of Title Insurance for each Mortgage Property;

Schedule I-2

23.	Survey for each Mortgaged Property;

24.	Legal Opinions delivered in connection with the closing of the Mortgage Loan to Lender;

25.	Incumbency Certificates delivered in connection with the closing of the Mortgage Loan to Lender;

26.	Allocation affidavit for Tennessee; and

27.	Tenant SNDAs.

Schedule I-3